Exhibit 107

CALCULATION OF FILING FEE TABLES

Form S-8 Registration Statement

(Form Type)

Ludwig Enterprises, Inc.

(Exact Name of Registrant as Specified in its Charter)

________________________________________

(Translation of Registrant’s Name into English)

Table 1: Newly Registered and Carry Forward Securities

Security Type	Security Class Title	Fee Calcula- tion or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registra- tion Fee(2)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to be Paid	Equity	Common Stock, $.001 par value per share	Rule 457(o)	30,000,000	$0.15	$4,500,000	$0.00014760	$664.20

Fees Previously Paid

Carry Forward Securities

Carry Forward Securities
	Total Offering Amounts	$4,500,000	$664.20
	Total Fees Previously Paid		$0
	Total Fee Offsets (3)		$0
	Net Fee Due		$664.20

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover an indeterminate number of shares of the common stock, $.001 par value (the “Common Stock”), of Ludwig Enterprises, Inc., a Nevada corporation, which may become issuable by reason of any stock split, stock dividend, recapitalization, or other similar transaction effected without consideration which results in the increase in the number of outstanding shares of Common Stock.

(2)	Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, the proposed maximum offering price per unit and maximum aggregate offering price are based on the closing price of the Common Stock as reported on the OTC PINK on September 3, 2024.

(3)	Registrant does not have any fee offsets.